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Exhibit 99.1

Regal Entertainment Group Declares Extraordinary
Cash Dividend of $5.00 per Share and
Intends to Increase Quarterly Dividend by 11% to $0.20

Knoxville, Tennessee—May 13, 2004—Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States under the Regal Cinemas, United Artists Theatres and Edwards Theatres brands and its media company, Regal CineMedia, today declared an extraordinary cash dividend of $5.00 per share of Class A and Class B common stock and announced its intention to increase its quarterly dividend by 11% to $0.20 per share beginning with the dividend the Company intends to declare in conjunction with its second fiscal quarter earnings release.

Regal's Board of Directors has declared an extraordinary cash dividend of $5.00 per Class A and Class B common share, payable on June 2, 2004, to stockholders of record on May 21, 2004. Regal will fund the approximately $710 million special dividend from internally generated funds and the net proceeds of the successful completion of its previously announced $1.75 billion recapitalization transaction. Given the magnitude of the cash dividend, the New York Stock Exchange has advised us that they will defer the ex-dividend date to one day following the payment date. Investors are encouraged to consult their financial advisors regarding the specific implications of the expected deferral of the ex-dividend date.

The extraordinary dividend will be subject to tax as determined under United States federal income tax principles, which is dependent on the amount of the Company's current and accumulated earnings and profits at the end of fiscal 2004. Regal currently projects that such accumulated earnings and profits will be in the range of $125 million to $200 million, before the consideration of the extraordinary dividend or the Company's regular quarterly dividends paid in 2004. Shareholders are encouraged to consult with their tax advisor regarding the appropriate tax treatment of the dividend.

Simultaneously with the declaration of the $5.00 per share extraordinary dividend, Regal's Board of Directors announced the Company's intention to increase its quarterly dividend on its Class A and Class B common stock by 11% to $0.20 per share beginning with the dividend payable in September 2004.

Today's announcements will not affect the previously announced dividend of $0.18 per share that is payable on June 15, 2004 to stockholders of record on June 1, 2004.

The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flow as well as other relevant factors.

"Regal is pleased to announce an extraordinary dividend of $5.00 per share of Class A and Class B common stock," stated Mike Campbell, CEO of Regal Entertainment Group's theatre operations and Co-CEO of Regal Entertainment Group. "In addition, today's simultaneous announcement of our intention to increase our regular quarterly dividend to $0.20 per share of Class A and Class B Common Stock, further illustrates our belief in the Company's ability to generate significant free cash flow and our commitment to providing value to our stockholders," Campbell continued.

Regal Entertainment Group Declares Extraordinary Cash Dividend of $5.00 per Share and Intends to Increase Quarterly Dividend by 11% to $0.20

May 13, 2004

Forward-looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements included in this press release (including, but not limited to, the Company's estimates of fiscal 2004 accumulated earnings and profits) are based upon information available to the Company as of today. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the World. The Company's theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,020 screens in 545 locations in 39 states. Regal operates approximately 17% of all screens in the United States including theatres in 46 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company's theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through Regal CineMedia, develop new sources of revenue and cash flow by utilizing Regal's existing asset base.

Regal CineMedia is a wholly owned subsidiary of Regal Entertainment Group focusing on the expansion and development of advertising and new uses for Regal's theatre assets, while at the same time enhancing the movie-going experience. Regal CineMedia operates other divisions that focus on meetings and special productions in a theatre environment, including the presentation of live sports and entertainment events, as well as the sale of group tickets and gift certificates.

Additional information is available on the Company's Web site at www.REGmovies.com or www.regalcinemedia.com

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Financial Contacts:	Media Contact:
Don De Laria Regal Entertainment Group Vice President—Investor Relations 865-925-9685 don.delaria@REGmovies.com	Dick Westerling Regal Entertainment Group Senior Vice President—Marketing 865-925-9539 dick.westerling@REGmovies.com

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  Exhibit 99.1